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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:   Duane Kimble                       Joel Pomerantz
            Baldwin Piano                      The Dilenschneider Group, Inc.
            (513) 754-4500                     (212) 922-0900


                             FINAL VOTE TALLY SHOWS
                    BALDWIN PIANO SHAREHOLDERS RE-ELECT BOARD


         MASON, OH, June 15, 1999 - The final tally of votes at the Baldwin Piano and Organ Company's (NASDAQ:BPAO) annual meeting here yesterday confirmed that shareholders had re-elected the company's six-member board. Of the total 3,065,941 shares voted, at least 1,610,323 were voted in favor of each board member, representing more than a plurality of the votes.

         Re-elected to the Baldwin board, along with Karen L. Hendricks, chairman, president and chief executive officer, were George E. Castrucci, William B. Connell, John H. Gutfreund, Joseph H. Head, Jr., and Roger L. Howe. All directors were elected to serve one-year terms.

         Shareholders also ratified the appointment of Deloitte & Touche LLP, the company's auditors, by a majority vote.

         Baldwin Piano & Organ Company has marketed keyboard musical products for over 137 years and has been providing consumer financing for the keyboard industry for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

      This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.